UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2009

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	0-362 (Commission File Number)	35-0827455 (I.R.S. Employer Identification No.)

400 E. Spring Street Bluffton, IN (Address of principal executive offices)		46714 (Zip Code)

Registrant’s telephone number, including area code: (260) 824-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Long Term Bonus Program Payout

On March 5, 2009, the Management Organization and Compensation Committee (the “Committee”) of the Board of Directors of Franklin Electric Co., Inc. (the “Company”) approved the payment of a long-term bonus pursuant to the Company’s Long Term Bonus Program (the “Program”).  This bonus was based on the Company’s attainment of certain Company-wide performance goals measured over a five year period from 2004 through 2008.  The specific performance goals were as follows:

Sales:	Compounded annual increase in net sales from $370.1M in 2004.
Earnings Per Share:	Compounded annual increase from $1.67 in 2004.
Return on Assets:	Achieve target of 16% by the end of 2008.
Customer Concentration:	Decrease in the percentage of sales to the top two customers, from 40% in 2004.
Manufacturing Man-Hours:	Compounded annual increase in the number of manufacturing man-hours in Mexico, Czech Republic, China and South Africa.

The following chart sets forth each performance goal, each goal’s portion of the bonus pool, the threshold, target and maximum level of attainment of each goal, actual  results, and the amount of the bonus pool earned for each goal:

Performance Measure	Pool	.5x Pool Threshold	1.0x Pool Target	1.5x Pool Maximum	Actual Attainment	Amount of Bonus Pool Payable
Sales	$500,000	14%	16%	19%	19.1%	$750,000
Earnings Per Share	$500,000	12%	15%	17%	4.1%	0
Return on Assets	$500,000	14%	16%	18%	11.5%	0
Customer Concentration	$500,000	< 12%	< 10%	< 9%	8.0%	$750,000
Manufacturing Man-Hours	$500,000	1,500M	1,600M	1,700M	2,750	$750,000
Total	$2,500,000					$2,250,000

The bonus amounts paid to each named executive officer, which equaled 90% of the bonus pool and thus 90% of the 2006 base salary rate, are as follows:  Mr. Trumbull:  $499,500; Mr. Strupp:  $207,900; Mr. Sengstack:  $247,950; Mr. Maske:  $325,250; and Mr. Stone:  $231,750.  Half of the bonus was paid in cash and half of the bonus was payable in shares of unrestricted stock (the number of shares determined by dividing 50% of the cash value of the bonus by the closing price of the Company’s common stock on the date of the award).  Mr. Haines did not participate in the Program because he was not hired until April, 2008.

The cash bonus amounts were not included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of the Company’s Definitive Proxy Statement for the 2009 Annual Meeting of Shareholders because they had not been approved by the Committee and so were not calculable as of the date of the release of such Proxy Statement for printing and were omitted in reliance on Instruction 1 to Item 402(c)(2)(iii) and (iv) of Regulation S-K.  The cash portion of this bonus paid to each named executive officer, and each named executive officer’s total compensation, reportable in the Summary Compensation Table are as follows:

Name and Principal Position	Non-Equity Incentive Plan Compensation ($)	Total ($)
R. Scott Trumbull, Chairman of the Board & CEO	249,750	2,701,025
John J. Haines, VP, CFO, Secretary	0	642,010
Thomas J. Strupp, President, Water Transfer Systems	103,950	698,787
Peter-Christian Maske, Sr. VP, President Europa Water Systems	162,265	1,118,116
Gregg C. Sengstack Sr. VP, President Int’l Water Systems & Fueling Group	123,975	959,649
Robert J. Stone Sr. VP, President Western Hemisphere Water Systems	115,875	865,373

The following shares were awarded to the named executive officers as partial payment of the 50% portion of the bonus paid by an award of unrestricted shares, based on the March 5, 2009 closing price ($17.34):

R. Scott Trumbull                                              (14,016 shares valued at $243,037.44)

Thomas J. Strupp                                              (5,834 shares valued at $101,161.56)

Peter-Christian Maske                                      (9,127 shares valued at $158,262.18)

Gregg C. Sengstack                                          (6,959 shares valued at $120,669.06)

Robert J. Stone                                                  (6,504 shares valued at $112,779.36)

It is expected that an additional award of shares will be made to the named executive officers at a later date as payment of the balance of the bonus, the number of shares awarded to be determined based on the value of the stock at the time of such award.  Such later award shall be made by the Committee after the approval of an amendment to the Franklin Electric Co., Inc. Stock Plan increasing the aggregate number of shares for which stock awards may be made thereunder, assuming approval of the amendment at the Company’s 2009 Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC. (Registrant)
Date: March 5, 2009	By: ______________________ John J. Haines Vice President, Chief Financial Officer and Secretary

CH1\6271827.3